The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated May 18, 2009

Filed Under Rule 424(b)(3), Registration Statement No. 333-140859

(Corrected) Pricing Supplement No. 48—dated May     , 2009 (To: Prospectus Dated February 23, 2007 and Prospectus Supplement Dated October 29, 2008)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LFZ1		100.000%	1.250%		7.750%	SEMI- ANNUAL	05/15/2014	11/15/2009	$35.74	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 05/15/2010 and every coupon date thereafter

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, InCapital LLC Agents: Charles Schwab & Co. Inc.,

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Securities LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 05/15/2010 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

26054LGA5		100.000%	1.450%		8.200%	SEMI- ANNUAL	05/15/2016	11/15/2009	$37.81	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 05/15/2010 and every coupon date thereafter

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, InCapital LLC Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc.,

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Securities LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 05/15/2010 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

26054LGB3		100.000%	1.800%		8.700%	SEMI- ANNUAL	05/15/2019	11/15/2009	$40.12	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 05/15/2010 and every coupon date thereafter

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, InCapital LLC Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc.,

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Securities LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 05/15/2010 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

The Dow Chemical Company

Trade Date: Tuesday, May 26, 2009 @ 12:00 PM EST

Settle Date: Friday, May 29, 2009

Minimum Denomination/Increments: $1,000/$1,000

All trades settle flat and clear SDFS: DTC Book-Entry Only

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business day

(as term is defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trade mark of InCapital Holdings LLC. All rights reserved

The Dow Chemical Company The Dow Chemical Company InterNotes

1